EXHIBIT 11
                 AULT INCORPORATED & SUBSIDIARY
         COMPUTATION OF CONSOLIDATED EARNINGS PER SHARE
              (In Thousands, Except Per Share Data)

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                                                  (Unaudited)
                                             Three         Three
                                             Months        Months
                                             Ended         Ended
                                          August 29,    August 30,
                                              1999          1998
Basic EPS Computation

Net Income to Common Stockholders             $212            $475

Common Shares Outstanding:
Beginning of Year                         4,372,789      4,161,758
Common Shares from Exercise of
   Warrants                                  54,769
   Daily Weighted:
      First Quarter

Total Weighted Common Shares              4,427,558      4,161,758

Basic Earnings Per Share                      $0.05          $0.11


Diluted EPS Computation

Net Income to Common Stockholders              $212           $475

Total Weighted Common Shares              4,427,558      4,161,758

Dilutive Potential Common Shares, Daily
 Weighted, from:
   Assumed Conversion of Outstanding
    Dilutive
   Underwriters' Common Stock Warrants
    Employee Stock Options                   727,602       180,550
    Employee Stock Purchase Plan, Phase 2     12,093        13,759

                                             739,695       194,309
Less Common Shares Purchaseable from
 Proceeds:

    Employee Stock Options                   524,164        82,516
    Employee Stock Purchase Plan, Phase 2     11,241         9,514

                                             535,405        92,030

Adjusted Weighted Average Shares *         4,631,848     4,264,037

Net Income                                     $0.05         $0.11


* For the first quarter of fiscal 2000 and fiscal 1999, options totaling 214,000 and 599,600, respectively, were excluded from dilutive EPS calculations because of their higher exercise prices compared to the market values. Underwriters' common stock warrants totaling 112,000 shares were also excluded from the dilutive EPS calculations in the fiscal 1999 first quarter for similar reasons.

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